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                                                                     EXHIBIT 8.2


                               September 3, 1999



Capital Re Corporation
1325 Avenue of the Americas
New York, New York 10019


Ladies and Gentlemen:

          This opinion is being delivered to you in accordance with Section 7.3(e) of the Agreement and Plan of Merger (the "Agreement"), dated as of June 10, 1999, by and among Ace Limited ("Ace"), a Cayman Islands corporation, CapRe Acquisition Corp. ("MergerSub"), a Delaware corporation and wholly-owned subsidiary of Ace, and Capital Re Corporation ("Capital Re"), a Delaware corporation. Pursuant to the Agreement, MergerSub will be merged with and into Capital Re (the "Merger").

          In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto): (1) the Agreement; (2) the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission (the "Registration Statement"), including the Proxy Statement/Prospectus of Ace and Capital Re; (3) representations and certifications made to us by Ace (attached hereto as Exhibit
A); (4) representations and certifications made to us by Capital Re (attached hereto as Exhibit B); (5) such other instruments and documents related to the formation, organization and operation of Ace, MergerSub and Capital Re or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate. In addition, we have reviewed the form of opinion of counsel, to be received by Ace from Mayer, Brown & Platt, counsel to Ace with respect to the tax consequences of the proposed transaction (the "Mayer, Brown & Platt Opinion")./1/

                           The Proposed Transaction
                           ------------------------

          Based solely upon our review of the documents set forth above, and upon such information as Ace, MergerSub and Capital Re have provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with
----------------
     /1/ All capitalized terms used herein and not otherwise defined shall have the same meaning as they have in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").
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respect thereto are as follows:

          Ace is the owner of all of the outstanding stock of MergerSub, a Delaware corporation. Ace is a publicly owned holding company that, through its Bermuda-based operating subsidiaries, provides a broad range of insurance and reinsurance products to a diverse group of international clients. MergerSub was organized solely for the purpose of accomplishing the merger described below.

          Capital Re is a holding company that through its subsidiaries provides value-added reinsurance products for several specialty insurance markets.

          Because Capital Re and Ace believe that their businesses will be complementary, it is proposed that pursuant to the Agreement and the laws of the State of Delaware, Merger Sub merge with and into Capital Re. MergerSub's separate corporate existence will cease and Capital Re will be the surviving corporation (the "Surviving Corporation"). As the Surviving Corporation, Capital Re will succeed to all of the assets and liabilities of MergerSub under Delaware corporate law.

          By virtue of the Merger, each share of Capital Re Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Capital Re Common Stock owned by Capital Re, Ace or any direct or indirect Subsidiary of Ace or Capital Re, which will be canceled, unless such shares are owned on behalf of third parties) will be converted into and become exchangeable for the right to receive .60 of an ordinary share, par value $.041666667 per share, of Ace ("Ace Shares"); provided however that if the Average Closing Price for the twenty consecutive trading days ending three trading days prior to the Effective Time is equal to or greater than $36.67 per Ace Share, the Exchange Ratio will be equal to 22 (twenty-two) divided by the Average Closing Price. Cash will be paid in lieu of the issuance of any fractional Ace Shares. Except with respect to payments of cash to Capital Re shareholders in lieu of fractional shares of ACE Stock, no consideration will be paid or received (directly or indirectly, actually or constructively) for Capital Re Common Stock other than ACE Stock.

          In addition, at the Effective Time, each share of common stock of MergerSub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully-paid and nonassessable share of common stock, $0.01 par value, of Capital Re.

                        Assumptions and Representations
                        -------------------------------

          In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

          1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by
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the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

          2. The Merger will be consummated in accordance with applicable state law and will qualify as a statutory merger under applicable state law.

          3. All representations made in the exhibits hereto are true, correct, and complete in all material respects. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

          4. The Merger will be consummated in accordance with the Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); each of Ace, Merger Sub and Capital Re will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; and the Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their terms.

                   Opinion - Federal Income Tax Consequences
                   -----------------------------------------

          Based upon and subject to the assumptions and qualifications set forth herein, it is our opinion, as of the date hereof, that for Federal income tax purposes:


               (a) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and


               (b) each of Capital Re, Ace and MergerSub will be a party to that reorganization with in the meaning of Section 368(b) of the Code.

          These opinions will not be applicable in determining the federal income tax consequences of the Merger to any Capital Re shareholder who is a U.S. person and a "five percent transferee shareholder" within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii), unless such "five percent transferee shareholder" enters into a "gain recognition agreement" as described in Treasury Regulations Section 1.367(a)-8.

          In addition to the assumptions set forth above, these opinions are subject to the exceptions, limitations and qualifications set forth below:

          1. These opinions represent and are based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of
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the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the "IRS") in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Ace has not requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in these opinions. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinions expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

          2. This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

          3. We express no opinion regarding, among other things, the tax consequences of the Merger (including the opinions set forth above) as applied to specific stockholders of Capital Re that may be relevant to particular classes of Capital Re shareholders, such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions. Furthermore, we express no opinion regarding the tax consequences of the receipt of Ace Shares by Capital Re shareholders pursuant to the exercise of employee stock options.

          4. Our opinions set forth herein are based upon the description of the contemplated transactions as set forth above in the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinions may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus or to any transaction whatsoever, including the Merger, if all the transactions described in the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus are not consummated in accordance with the terms of the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue these opinions is incorrect, our opinions might be adversely affected and may not be relied
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upon.

          This opinion is provided to Capital Re Corporation only, and without our prior consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than reliance thereon by the holders of Capital Re Common Stock. Notwithstanding the prior sentence, we hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving the consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                    Sincerely yours,

                                    /s/ Hogan & Hartson L.L.P.

                                    HOGAN & HARTSON L.L.P.